Exhibit 10.2

RIDER TO BUSINESS LOAN AGREEMENT (ASSET BASED)
AND RELATED DOCUMENTS

This Rider to Business Loan Agreement (Asset Based) (“Rider”) is attached to and made a part of that certain Business Loan Agreement (Asset Based) dated December 18, 2019 (as amended, restated, supplemented or otherwise modified from time to time, including by this Rider, the “Business Loan Agreement”), referring to that certain original Promissory Note # 15695 dated December 18, 2019 (as amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time, including by this Rider, the “Note”), in each case between Electromed, Inc. (“Borrower”) and Choice Financial Group (“Lender”).  In the event of any inconsistency between this Rider, the Business Loan Agreement or any of the Related Documents as defined in the Business Loan Agreement (including any Change of Terms Agreement executed concurrently herewith), the terms of this Rider shall control.  Terms used herein and not otherwise defined shall have the meanings given such terms in the Business Loan Agreement.  Accordingly, notwithstanding any provisions of the Business Loan Agreement or any of the Related Documents:

1.            Lender does not require any opinions of counsel to Borrower in connection with the Loan or any Advance.

2.            Borrower’s representations and warranties with respect to Hazardous Substances are made to the best of its knowledge, based upon reasonable investigation, and subject to any matters disclosed in any environmental site assessments obtained by or delivered to Lender.  Lender acknowledges and agrees that the Collateral has been used for the storage, use and generation of hazardous substances as customary in Borrower’s business in compliance with all applicable laws and may in the future be used for such purposes in compliance with all applicable laws.  Further, inspections, tests and assessments of the Collateral by Lender to determine compliance with the provisions of the Business Loan Agreement and Related Documents relating to Hazardous Substances shall be at Borrower’s expense only if Lender has reasonable cause to believe Borrower is in violation of such provisions.

3.            Lender’s request for additional information and insurance coverage shall be reasonable for the type of business and type of property constituting the Collateral.  Borrower shall not have the obligation to have the Collateral appraised for insurance purposes during the term of the Loan.

4.            Borrower shall not have the obligation to notify Lender of defaults under any agreements other than the Business Loan Agreement or Related Documents unless such defaults are material.

5.            Borrower shall not have the obligation to notify Lender of management changes other than executive management changes.

6.            Lender shall give Borrower reasonable notice prior to inspection of the tangible Collateral or Borrower’s books and records.

7.            Lender shall not have the right to exercise any of the remedies (including the right of setoff and the right to freeze accounts of Borrower) provided for under the Business Loan Agreement or Related Documents except upon the occurrence of an Event of Default as defined therein and during the continuance of such Event of Default.

8.            Failure of the Borrower to make any payment when due under the Loan shall not constitute an Event of Default under the Business Loan Agreement or any of the Related Documents until five (5) days after written notice thereof is given to Borrower.

9.            Lender will promptly notify Borrower if it makes any expenditures or takes any action pursuant to the paragraph labeled “LENDER’S EXPENDITURES.”

10.          Borrower shall have the right to incur indebtedness and grant related liens to other lenders and to enter into equipment leases from third party vendors or finance companies to finance equipment acquisitions not to exceed $100,000 per year without the consent of Lender.

11.          The filing of any involuntary bankruptcy or insolvency petition against Borrower shall not constitute an Event of Default unless the Borrower fails to have such filing dismissed within thirty days after such filing is made or the court grants the petition tor relief.

12.          A change in ownership of Borrower’s stock shall not constitute a default.

13.          A material adverse change in Borrower’s financial condition, or Lender believing the prospect of payment or performance is impaired, or the Lender otherwise believing itself insecure, shall not constitute an event of default so long as no other event of default has occurred and is continuing.

14.          A default under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person shall not constitute an Event of Default unless such default involves indebtedness in excess of $1,000,000 and would materially affect Borrower’s property or Borrower’s ability to repay the Loans or perform its obligations under the Business Loan Agreement or any other Related Document.

15.          Borrower shall have the right to sell obsolete equipment or fixtures constituting part of the Collateral without the consent of Lender.

16.          Lender shall not sell the Loan to another lender or sell participation interests in the Loan without Borrower’s prior consent, except in the event of the sale or transfer of substantially all the assets of Lender.

17.          There are no guarantors of the Loan, and no affiliates of Borrower shall be required to provide Collateral.

18.          The definition of “Eligible Accounts” is hereby modified to include (i) foreign accounts that are secured by a letter of credit issued by a U.S. state or federal bank acceptable to Lender, and (ii) accounts that are conditional but are carried on Borrower’s books in accordance with GAAP.  Further, Lender shall not unreasonably disqualify accounts as Eligible Accounts based upon the creditworthiness or financial condition of the Account Debtor.

19.          The Commercial Security Agreement dated December 18, 2019 shall secure only the Note and the obligations under the Related Documents.

20.          Borrower may maintain deductib1es under its insurance policies up to $20,000. Borrower shall not have the obligation to notify Lender and shall have the right to adjust and receive insurance proceeds upon damage to the Collateral not exceeding $50,000, so long as Borrower promptly repairs and restores such damage.  The occurrence of casualty damage or other loss which is insured (other than a reasonable deductible) shall not constitute an Event of Default.

21.          Lender waives the obligation of Borrower to make monthly payments into reserves for payment of insurance unless and until an Event of Default occurs and a written notice requiring such reserve payments be made is delivered by Lender to Borrower.

22.          Lender will not require direct payment of accounts to Lender or into a lock box unless and until an Event of Default occurs and a written notice requiring such lock box use is delivered by Lender to Borrower.

23.          Borrower has a corporate seal but it is not required for effective execution of the Business Loan Agreement or any of the Related Documents.

24.          The immediate termination of all commitments pursuant to the paragraph labeled “EFFECT OF AN EVENT OF DEFAULT” will not trigger the mandatory loan prepayment obligation of Borrower pursuant to the paragraph labeled “Mandatory Loan Repayments” unless and until Lender elects to accelerate the Indebtedness.

25.          Borrower may sell inventory in the ordinary course of business without the prior written consent of the Lender.  Borrower may also compromise, settle, adjust or extend payment under or with regard to Accounts in the ordinary course of business using prudent business practices, provided the Borrower promptly remedies any noncompliance with the Borrowing Base following such action.

26.          All representations and warranties made by Borrower related to Collateral ownership, title and Security Interests, as well as all conditions precedent to Advances and covenants of Borrower related to the foregoing, are amended to specifically permit the existence of and allow the continuance of Permitted Liens.

27.          The terms set forth in the Business Loan Agreement (as modified and controlled by this Rider) control in the event of any inconsistency between the Business Loan Agreement (as modified and controlled by this Rider) and any Related Document.

28.          Borrower shall only be obligated to reimburse or make payment to Lender for reasonable costs, expenditures and expenses incurred by Lender; provided, however, that in the event of an enforcement action or proceeding, Borrower shall be obligated to reimburse Lender for all costs, expenditures and expenses.

29.          A default will not arise in respect of any representations, warranties or covenants made by or binding on Borrower related to compliance with laws, ordinances, rules and regulations unless the Borrower has failed to comply with such laws, ordinances, rules and regulations in a manner that has or could have, in the reasonable opinion of the Lender, a material adverse effect on Borrower’s operations or properties.

30.          For the avoidance of doubt:

(a)           it is understood that all references to a “Restated Agreement” contained in the Business Loan Agreement are references to the Business Loan Agreement dated as of December 18, 2019 and all references to an “Existing Agreement” contained in the Business Loan Agreement are references to the Business Loan Agreement dated as of December 18, 2018, and the Restated Agreement amends and restates in its entirety the Existing Agreement;

(b)          it is understood that all references to a “Restated Agreement” contained in the Note are references to the Promissory Note dated December 18, 2019 and all references to an “Existing Agreement” contained in the Note are references to the Promissory Note dated December 18, 2013 in the original principal amount of $2,500,000, and the Restated Agreement amends and restates in its entirety the Existing Agreement, as described in the paragraph titled “PRIOR NOTE”; and

(c)           it is understood that Commercial Security Agreement dated as of December 18, 2019 amends and restates any prior security agreement executed by Borrower in favor of Lender, and all references to any Commercial Security Agreement contained in the Business Loan Agreement or any other Related Agreement are references to the Commercial Security Agreement dated as of December 18, 2019.

31.          Notwithstanding that Lender may require a form of “Corporate Resolution to Borrower / Grant Collateral” be approved and dated as of December 18, 2019, Borrower and Lender hereby acknowledge and agree that Borrower has duly adopted and approved resolutions approving the Business Loan Agreement, the Note, the other Related Documents and this Rider as of December 16, 2019.

32.          Notwithstanding any reference in any other document executed in connection therewith in December 2018, Borrower and Lender hereby acknowledge and agree that (a) no replacement or new Business Loan Agreement is executed by the parties in December 2018 and (b) each reference to the “Business Loan Agreement” contained in the Change in Terms Agreement or any other related documents shall be a reference to the Business Loan Agreement (Asset Based) dated December 18, 2016 (as amended by the Change in Terms Agreement).

33.          Notwithstanding any reference in the Note or any other Related Document, principal and interest outstanding under the Note are due and payable in full on the maturity date stated therein (or upon the earlier exercise by Lender of its rights and remedies in accordance with the terms thereof), and are not and shall not be payable upon demand.

34.          Notwithstanding the sentence “This note amends and restates the note dated 12-18-2013, in the amount of $2,500,000.00 given by Electromed, Inc. to Choice Financial Group (formerly known as Venture Bank) and is not intended to discharge the indebtedness evidenced by such other note.”, contained in the Disbursement Request and Authorization dated December 18, 2019, it is acknowledged that such Disbursement Request and Authorization is not a promissory note, and the Note, Business Loan Agreement and other Related Documents (in each case as amended pursuant to this Rider) contain the terms of the indebtedness between Lender and Borrower.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Rider to be duly executed effective as of December 18, 2019.

CHOICE FINANCIAL GROUP

By:	/s/ Kevin P. Doyle
Name:	Kevin P. Doyle
Title:	Vice President

ELECTROMED, INC.

By:	/s/ Jeremy Brock
Name:	Jeremy Brock
Title:	Chief Financial Officer